Filed Pursuant to Rule 424(b)(3)
Registration No. 333-270493

PROSPECTUS SUPPLEMENT NO. 4
(to Prospectus dated August 25, 2023)
Ambipar Emergency Response
This prospectus supplement updates, amends and supplements the prospectus contained in our Registration Statement on Form F-1 (as supplemented or amended from time to time, the “Prospectus”) (Registration No. 333-270493).
This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Report on Form 6-K, furnished to the Securities and Exchange Commission (the “SEC”) on September 22, 2023 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this prospectus supplement.
This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.
Our Class A ordinary shares, par value $0.0001 (“Class A Ordinary Shares”) and our warrants (“Warrants”) are listed on the NYSE American LLC (the “NYSE American”) under the trading symbols “AMBI” and “AMBI.WS”. On September 24, 2025, the closing price of our Class A Ordinary Shares on the NYSE American was $3.41 per share and the most recent closing price of our Warrants on the NYSE American was $0.07 per warrant.
 Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 21 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.
Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is September 24, 2025.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER
PURSUANT TO RULE 13a-16 OR 15d-16
UNDER THE SECURITIES EXCHANGE ACT OF 1934
For the month of September, 2025
Commission File Number: 001-41638

AMBIPAR EMERGENCY RESPONSE
(Exact name of registrant as specified in its charter)

Avenida Angélica, nº 2346, 5th Floor
São Paulo, São Paulo, Brazil, 01228-200
Tel: +55 (11) 3526-3526
(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:
Form 20-F  ☒             Form 40-F  ☐

Ambipar Emergency Response Announces Leadership Changes

São Paulo, Brazil – September 24, 2025 – Ambipar Emergency Response (NYSE American: AMBI) (“Ambipar Response” or the “Company”) announces the following leadership changes:
Pedro Petersen has stepped down from his position as CFO of Ambipar Response effective September 24, 2025 and will transition to other roles within the Ambipar Group. Mr. Ricardo Chagas, will accumulate the role while the Company’s Board seeks for a replacement.
About Ambipar Emergency Response
Ambipar Response specializes in environmental services, and operates in six main business units: emergency response, fire response, marine response, medical response, industrial response and environmental response. The Company is present in 41 countries across all six continents, providing standardized services across all regions.
The Company was founded in 1995 by Tércio Borlenghi Jr.
For more information, visit ambipar.com and http://ir-response.ambipar.com/
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made only as of the date they first issued and are based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. These statements identify prospective information and may include words such as “believe,” “may,” “will,” “aim,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “forecast,” “plan,” “predict,” “project,” “potential,” “aspiration,” “objectives,” “should,” “purpose,” “belief,” and similar, or variations of, or the negative of such words and expressions, although not all forward-looking statements contain these identifying words.
Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Ambipar Response’s control.
Ambipar Response’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: more intense competition than expected, lower addition of new clients, regulatory measures, more investments in our business than expected, and our inability to execute successfully upon our strategic initiatives, among other factors described in "Item 3.D—Key Information--Risk Factors" of Ambipar Response's annual report on Form 20-F for the year ended December 31, 2024 and other public filings it makes with the Securities and Exchange Commission. Ambipar Response does not undertake any obligation to update or revise any forward-looking statements to reflect any change in its expectations with respect to such statements or any changes in events, conditions or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
Investor Relations Contact:
Email: ir.response@ambipar.com

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: September 24, 2025

AMBIPAR EMERGENCY RESPONSE

By:	/s/Thiago da Costa Silva
Name:	Thiago da Costa Silva
Title:	Director